July 26, 2007

Mr. William Kennedy

World Transport Authority Inc.

2710 Thomas Avenue

Cheyenne, WY 82001

Memorandum of Understanding

This Memorandum of Understanding (hereinafter the “Memorandum”) sets forth the principal terms of a transaction whereby DSG Enterprises, LLC, will identify a suitable merger candidate (hereinafter “Company”) to enter into an agreement with World Transport Authority, an Alberta Corporation (hereinafter “WTAI”), located at 2710 Thomas Avenue, Cheyenne, WY 82001.

The parties desire to reach a definitive written agreement providing for the Transaction (hereinafter a “Definitive Agreement”). To facilitate the negotiation of a Definitive Agreement, the parties request Company’s counsel to prepare an initial draft. The execution of such a Definitive Agreement would be subject to the satisfactory completion of WTAI Company’s due diligence investigation of the Company, and of the satisfactory completion of the Company’s due diligence investigation of WTAI.

Based on the information currently known to Company, Company proposes the following:

1.

Share Exchange. Upon closing of the Definitive Agreement, (the "Closing Date"), and subject to the satisfaction of certain conditions, including those set out herein, the shareholders of the Company (the “Selling Shareholders”) will sell, assign, and transfer to WTAI, and WTAI will purchase from the Selling Shareholders, all of the shares of Company held by the Selling Shareholders (the "Company Shares"). As consideration for the Company Shares, WTAI will issue the Selling Shareholders such number of shares of WTAI equal to 93% of the issued and outstanding shares of WTAI, post-issuance, on the Closing Date (the "WTAI Shares").  The parties acknowledge that the WTAI Shares will be issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act of 1933, and that all certificates representing the WTAI Shares issued on the Closing Date will be endorsed with a restrictive legend.

2.

Conditions to Closing. The closing of the Definitive Agreement is conditional upon reasonable satisfaction of the conditions that are customary to the transactions as contemplated in section 1, including the following:

a.	The resignation of the current board of directors and management team and the appointment of a new board and management team, to be solely determined by Company.
b.	Company will assist WTAI in securing a small bridge loan to pay reasonable operating expenses, legal expenses and transfer agent fees.
c.	The cash payment by WTAI of outstanding promissory notes by Company held by the following persons in the following amounts:
i.	Bill Kennedy $51,000
ii.	David Yue $1,000
iii.	Roger Brown $4,375
iv.	George Bates $3,350
v.	Nikolas Kennedy $200.
d.	WTAI will enter into an indemnity agreement with each of the directors and executive officers, indemnifying them from all claims as a result of acting in such capacities for the company.
e.

WTAI will enter into a consulting agreement (independent contractor) with Bill Kennedy whereby Bill Kennedy will provide all assistance required to assist the new board and management team with its corporate and business requirements post-closing. The agreement will state that WTAI will pay Bill Kennedy a monthly consulting fee of $5,000 and may be terminated by WTAI after the first six months with one month's notice.

f.

The persons with regard to WTAI’s indebtedness as set forth in the attached Schedule A, including Charlotte Hasset, will each execute a settlement agreement on or prior to closing and accept stock in WTAI in full and final settlement of all funds owed to such persons, which stock would be included in the 7% stake described in the next succeeding paragraph.

g.

WTAI, Company and the Selling Shareholders will grant anti-dilution rights for a period of two years from the Closing Date to the current shareholders of WTAI so that they will maintain their 7% stake in the company in the event of any (i) share consolidation, (ii) reverse split or (iii) large stock issuance. Shares issued for business combinations, acquisitions, and reasonable compensation etc. will be exempted from the anti-dilution rights.

3.	Cooperation. WTAI will fully cooperate with information, books, records, and availability to ensure the feasibility of the actions contemplated in this memorandum. Company will cooperate in bringing all MAIC/AIC/WTAI accounting/audits current, legal necessities, general help with contracts and accounting that is needed, and help complete all IRS filings.

4.

Acknowledgement. The parties acknowledge that WTAI is not current in its obligations under the Securities Exchange Act of 1934, including the failure to file annual, quarterly and current reports since the quarter ended March 31, 2004.  In addition, the parties acknowledge that the closing of the Definitive Agreement will result in a reverse acquisition for accounting purposes, and as a result, Company will be deemed to be the predecessor entity as of the closing date of the Definitive Agreement.  Depending upon the value of Company, WTAI may be required to provide audited, interim and pro forma financial statements of Company, and may need to consider whether the shell company rules under SEC Release No. 33-8587 are impacted.

5.	Currency. All amounts of money described herein are in US dollars.
6.

Good Faith. Each of the parties hereto will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Definitive Agreement within 30 days following the execution of this Memorandum.

7.

Binding Nature. This Memorandum does not create a binding contract and will not be enforceable, except in respect of the obligations set out in the Confidentiality Agreement attached hereto as Schedule B, and paragraphs 6 and 9.

8.

Due Diligence Period. The period of time between execution of this Memorandum and the Closing of the Definitive Agreement shall be the Due Diligence Period. During the Due Diligence Period, Company shall review various aspects of the Company’s operations, including but not limited to its financial books and records. During the Due Diligence Period, Mr. Kennedy will provide all books and records, and a complete, current NOBO list and a complete, current OBO list on a best efforts basis. If during the Due Diligence Period Company’s staff or its legal counsel, in their absolute discretion, that the Company is not an appropriate candidate for the Transaction, then Company may terminate this contract via. written notice, without penalty or damages. Conversely, if WTAI determines, in its sole discretion, that the Company is not a suitable candidate for the transaction, then WTAI may reject the Company. In such event, DSG Enterprises will endeavor to find an alternate candidate.

9.

Governing Law. This Memorandum and any disputes thereto will be governed by and construed under the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would require the application of any other law. All parties agree not to challenge personal jurisdiction in any court sitting in Cook County, Illinois.

10.

Counterparts. This Memorandum may be executed in one or more counterpart copies, each of which will be deemed to be an original copy hereof, and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Memorandum and of signature pages by facsimile transmission shall constitute effective execution and delivery hereof as to the Parties and may be used in lieu of the original Memorandum for all purposes.

If you are in agreement with the foregoing, please sign and return one copy of this Memorandum to Company within 7 days, which thereupon will constitute our agreement with respect to its subject matter.

Very Truly Yours,

/s/ David S. Goulding	July 26, 2007
David S. Goulding, on behalf	Date
of DSG Enterprises

Agreed and Accepted:

World Transport Authority Inc.

/s/ William Kennedy

Authorized Signatory

William Kennedy

Dated: July 26, 2007

SCHEDULE A

WTAI INDEBTEDNESS

Details concerning current indebtedness of World Transport Authority, Inc.

SCHEDULE B

CONFIDENTIALITY AGREEMENT

Standard confidentiality agreement whereby The Nutmeg Group, LLC agrees not to disclose any material non-public information to any person regarding World Transport Authority, Inc.

CW1302870.2